Exhibit 99.1

Nuvelo Contact:	Archemix Contact:

Nicole Estrin	Davia Temin
Associate Director of	Temin and Company
Corporate Communications & IR	(212) 588-8788
(408) 215-4572	news@Teminandco.com
nestrin@nuvelo.com

ARCHEMIX AND NUVELO CLOSE PHASE 1 TRIAL FOR THROMBIN INHIBITOR, ARC183

—With “Proof of Concept” Achieved, Companies Actively Pursuing an Optimized Second Generation Molecule—

CAMBRIDGE, Mass. and SUNNYVALE, Calif., September 21, 2005 – Archemix Corp. and Nuvelo, Inc. (Nasdaq: NUVO) today announced that they have closed a Phase 1 clinical trial evaluating ARC183 as an anticoagulant for potential use in acute cardiovascular settings such as coronary artery bypass graft (CABG) surgery. Preliminary results from the trial show that administration of ARC183 resulted in a rapid onset of anticoagulation, demonstrated stable, dose-related anticoagulation activity and that the effects of the drug rapidly reversed after administration of the drug infusion ceased. However, the amount of drug needed to achieve the desired anticoagulation for use in CABG surgery resulted in a sub-optimal dosing profile. For that reason, the companies have decided not to pursue development of ARC183, and instead are actively pursuing an optimized second generation molecule.

“This study validated the ability of ARC183 to achieve a rapid onset and offset of anticoagulation,” said Claude Benedict, M.D., Ph.D., head of clinical development at Archemix. “With these insights in hand, we feel we have a solid proof of concept that we are now applying to the development of a more potent second generation molecule.”

The Phase 1 study was an open-label dose-escalation trial designed to evaluate the safety, tolerability, anticoagulation activity and titratability of ARC183 in two cohorts. Dosing has completed in the first cohort, which included 40 healthy volunteers. The second cohort, which was to include 16 patients with coronary artery disease, was closed prior to dosing in all patients due to the decision by both companies to pursue a second generation molecule that could offer superior potency and efficacy than what was being observed with ARC183.

“There is a clear need for an anticoagulant with fewer side effects and more predictable dosing than heparin. Heparin, followed by protamine reversal, has significant limitations such as bleeding, heparin-induced thrombocytopenia (HIT), erratic anticoagulant effect and hypotension,” said Steven R. Deitcher, M.D., vice president of medical affairs for Nuvelo. “We are encouraged by the preliminary data from this trial and are optimistic that we will identify a more potent product candidate that meets the high standards that Archemix and Nuvelo have set.”

About the Collaboration

In January 2004, a worldwide collaboration agreement was formed between Archemix and Nuvelo for the development and commercialization of anti-thrombin aptamers. Under the terms of the agreement, Archemix will initially lead development and be responsible for all clinical development activities. Nuvelo will have the option to lead commercialization efforts in which both companies may participate. As part of the transaction, Archemix and Nuvelo will equally share all costs associated with the development and marketing of anti-thrombin aptamers and will have 50/50 ownership of the compound.

About Archemix

Archemix Corp. is a privately-held biopharmaceutical company based in Cambridge, Massachusetts. The company’s mission is to develop aptamers as a class of directed therapeutics for the treatment of human disease. Aptamers are single-stranded nucleic acids that form well-defined three-dimensional shapes, allowing them to bind target molecules in a manner conceptually similar to antibodies. Aptamers combine the optimal characteristics of small molecules and antibodies, including high specificity and affinity, chemical and biological stability and immunogenicity and the ability to target protein-protein interactions. In contrast to monoclonal antibodies, aptamers are chemically synthesized rather than biologically expressed, offering a significant cost advantage. Because of their unique properties and proven efficacy, aptamers are a superior alternative to biologics and small molecules and will be a major class of drugs for the treatment of unmet medical needs.

Archemix’s aptamer expertise is complemented by a dominant patent estate comprised of over 220 issued and 230 pending patents covering the identification, composition and use of therapeutic aptamers. In addition to the company’s core aptamer generation technology, Archemix possesses strong expertise in both preclinical and clinical drug development. Further information about Archemix can be found at http://www.archemix.com.

For further information or to speak with Dr. Errol De Souza, president and chief executive officer, please contact Davia Temin of Temin and Company at 212-588-8788 or news@teminandco.com.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s clinical pipeline includes alfimeprase, a direct acting thrombolytic in Phase 3 trials for the treatment of acute peripheral arterial occlusion (PAO) and catheter occlusion and rNAPc2, an anticoagulant currently in Phase 2 trials that inhibits the factor VIIa and tissue factor complex. Nuvelo recently identified NU206 as a preclinical development candidate from its proprietary research programs and expects to leverage expertise in secreted proteins and antibody discovery to expand its pipeline and create partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 408-215-4000.

This press release contains “forward-looking statements” regarding the progress and potential therapeutic benefits of Archemix’s and Nuvelo’s collaborative research and development programs. These statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s recent annual report on Form 10-K for the year ended December 31, 2004 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

###